PTC Announces Third Quarter FY’16 Results

Bookings Exceed High End of Guidance; Business Model Transition Accelerates with 58% Subscription Bookings Mix

NEEDHAM, MA, July 20, 2016 - PTC (NASDAQ: PTC) today reported financial results for the third quarter ended July 2, 2016.

Q3 Fiscal 2016 Overview
Third quarter FY’16 GAAP revenue was $289 million; non-GAAP revenue was $290 million. GAAP net income was $3 million or $0.03 per share; non-GAAP net income was $30 million or $0.26 per share.

“We are very pleased with our third quarter performance,” said James Heppelmann, President and CEO, PTC. “Customers are rapidly adopting our subscription offering, accelerating our business model transition, and our improved execution led to a strong bookings performance, beating the high end of our guidance for the quarter.” Heppelmann added, “While a higher subscription mix negatively impacts near-term reported revenue and earnings, we are creating significant long-term value for our customers and shareholders by transitioning to a subscription model. Importantly, we remain committed to our track record of financial discipline and margin expansion.”

Operational Overview
Q3 FY’16 operational highlights are set forth below. For additional details, please refer to the prepared remarks and financial data tables that have been posted to the Investor Relations section of our website at ptc.com. Information about our bookings and other reporting measures is provided on page 4.

o
License and subscription bookings were $105 million; above the guidance range of $90 million to $100 million.

o
Subscription bookings were approximately 58% of total bookings, above our guidance assumption of 48% and up from 16% a year ago. We estimate that this higher than guidance mix of subscription in the quarter, while positive in the long-term, reduced revenue by approximately $11 million, and reduced non-GAAP EPS by approximately $0.09 as compared to our guidance, and by approximately $0.35 as compared to Q3’15 mix.

o
Total subscription annualized contract value (ACV) was $30 million; above our guidance of $22 to $24 million.

o
Software revenue, which reflects a higher mix of subscription than last year, was down approximately $11 million, or 5%, on a year-over-year, constant currency basis. We estimate that the higher mix of subscription than last year lowered Q3’16 software revenue by approximately $38 million.

o
Annualized recurring revenue (ARR) was approximately $780 million at the end of the third quarter of fiscal 2016.

o
GAAP operating expenses were approximately $199 million; non-GAAP operating expenses were approximately $175 million. These results were above the GAAP and non-GAAP guidance ranges primarily due to incremental sales incentive expense incurred related to the accelerated subscription transition, as well as the achievement of bookings performance above expectations.

o
Q3’16 GAAP operating margin was 3% and non-GAAP operating margin was 14%. Q3’15 GAAP operating margin was 7% and non-GAAP operating margin was 24%. We estimate that the higher mix of subscription in Q3’16 reduced GAAP and non-GAAP operating margin by approximately 300 basis points as compared to guidance, and by 1,150 basis points as compared to Q3’15 mix.

o
For Q3’16, we recorded a GAAP income tax benefit of $4 million, or $0.03 per share, and a non-GAAP income tax expense of $2 million, or $0.02 per share. The GAAP tax rate for the quarter was 537% and the non-GAAP tax rate for the quarter was 7%.

o
Cash flow from operations was $59 million, and free cash flow was $52 million, both of which include cash payments for restructuring of $8 million.

o
We ended the quarter with total cash, cash equivalents, and marketable securities of $339 million and total debt of $778 million.

Workforce Realignment
In October 2015, reflecting a realignment of resources toward higher growth opportunities and our commitment to operating margin improvement, we announced a plan to repurpose or eliminate approximately 8% of worldwide positions and to consolidate select facilities. This is expected to result in a restructuring charge of up to $50 million; of which $37 million was recorded in Q1’16, $5 million was recorded in Q2’16, and $3 million recorded in Q3’16. The remainder is expected to be recorded in Q4 of FY’16. Substantially all of the charges are attributable to termination benefits, most of which will be paid in FY’16.

FY’16 Business Outlook
For the quarter and fiscal year ending September 30, 2016, the company expects:

In millions except per share amounts
Operating Measures(1)	Q4’16 Low	Q4’16 High	FY’16 Low	FY’16 High

Subscription ACV	$25	$28	$90	$92
License and Subscription Bookings	$111	$121	$370	$380
Subscription % of Bookings	46%	46%	48%	48%
(1)An explanation of the metrics included in this table is provided below.

Financial Measures	Q4’16 Low	Q4’16 High	FY’16 Low	FY’16 High
Subscription Revenue	$40	$40	$120	$120
Support Revenue	155	155	649	649
Perpetual License Revenue	61	66	193	198
Total Software Revenue(2)	256	261	962	967
Professional Services Revenue	49	49	198	198
Total Revenue(2)	$305	$310	$1,160	$1,165

Operating Expense (GAAP)	$196	$198	$809	$811
Operating Expense (Non-GAAP)	170	172	667	669
Operating Margin (GAAP)	8%	9%	2%	2%
Operating Margin (Non-GAAP)	19%	20%	17%	17%
Tax Rate (GAAP)	(13%)	(13%)	(5%)	(5%)
Tax Rate (Non-GAAP)	10%	8%	8%	7%
Shares Outstanding	116	116	115	115
EPS (GAAP)	$0.11	$0.16	$(0.11)	$(0.07)
EPS (Non-GAAP) (2)	$0.36	$0.41	$1.36	$1.41
Free Cash Flow			$153	$153
Adjusted Free Cash Flow(3)			$236	$239
(2) As a rule of thumb, our model indicates that, on an annual basis, every 1% change in subscription mix will impact annual revenue by $3 million, and annual non-GAAP EPS by $0.02.
(3) Adjusted Free Cash Flow guidance is net cash provided by (used in) operating activities less capital expenditures, and excludes restructuring payments of approximately $55 million to $58 million and a $28 million legal settlement with the SEC and DOJ regarding a China FCPA investigation.

The Q4’16 and full year FY’16 non-GAAP operating margin and non-GAAP EPS guidance exclude the estimated items outlined in the table below, as well as any discrete tax items (which are not known or reflected).

In millions	Q4’16	FY’16

Effect of acquisition accounting on fair value of acquired deferred revenue	$1	3
Stock-based compensation expense	14	66
Intangible asset amortization expense	15	58
Acquisition-related charges	0	3
Restructuring charges	5	50
Non-operating credit facility refinancing costs	0	2
Total Estimated Pre-Tax GAAP adjustments	$35	$182

PTC’s Third Quarter FY’16 Results Conference Call, Prepared Remarks and Financial Data Tables
Prepared remarks for the conference call and financial data tables have been posted to the Investor Relations section of our website at ptc.com. The Company will host a management presentation to discuss results at 5:00 pm ET on Wednesday, July 20, 2016. To access the live webcast, please visit PTC’s Investor Relations website at investor.ptc.com at least 15 minutes before the scheduled start time to download any necessary audio or plug-in software. To participate in the live conference call, dial 800-857-5592 or 773-799-3757 and provide the passcode PTC. The call will be recorded and a replay will be available for 10 days following the call by dialing 866-513-9969 and entering the pass code 5830. The archived webcast will also be available on PTC’s Investor Relations website.

Bookings Metrics
We offer both perpetual and subscription licensing options to our customers, as well as monthly software rentals for certain products. Given the difference in revenue recognition between the sale of a perpetual software license (revenue is recognized at the time of sale) and a subscription (revenue is deferred and recognized ratably over the subscription term), we use bookings for internal planning, forecasting and reporting of new license and cloud services transactions. In order to normalize between perpetual and subscription licenses, we define subscription bookings as the subscription annualized contract value (subscription ACV) of new subscription bookings multiplied by a conversion factor of 2. We arrived at the conversion factor of 2 by considering a number of variables including pricing, support, length of term, and renewal rates. We define subscription ACV as the total value of a new subscription booking divided by the term of the contract (in days) multiplied by 365. If the term of the subscription contract is less than a year, the ACV is equal to the total contract value.

License and subscription bookings equal subscription bookings (as described above) plus perpetual license bookings plus any monthly software rental bookings during the period. Total ACV equals subscription ACV (as described above) plus the annualized value of incremental monthly software rental bookings during the period.

Because subscription bookings is a metric we use to approximate the value of subscription sales if sold as perpetual licenses, it does not represent the actual revenue that will be recognized with respect to subscription sales or that would be recognized if the sales were perpetual licenses, nor does the annualized value of monthly software rental bookings represent the value of any such booking.

Annualized Recurring Revenue (ARR)
We currently offer our solutions on premise, as a cloud service, and as SaaS offerings. Our on-premise solutions can be licensed either as perpetual with annual support contracts or through a subscription, which is a combination of license and support. Beginning in FY’16, we launched a number of initiatives designed to incentivize more of our customers to purchase our solutions on a subscription basis. If successful, these initiatives will cause an increasing percentage of our revenue to come from subscriptions, which is expected to grow our recurring software revenue.

To help investors understand and assess the success of this expected revenue transition, we are providing an Annualized Recurring Revenue operating measure. Annualized Recurring Revenue (ARR) for a given quarter is calculated by dividing the portion of non-GAAP software revenue attributable to subscription and support for the quarter by the number of days in the quarter and multiplying by 365. ARR should be viewed independently of revenue and deferred revenue as it is an operating measure and is not intended to be combined with or to replace either of those items. ARR is not a forecast of future revenue, which can be impacted by contract expiration and renewal rates, and does not include revenue reported as perpetual license or professional services revenue in our consolidated statement of income. Subscription and support revenue and ARR disclosed in a quarter can be impacted by multiple factors, including but not limited to (1) the timing of the start of a contract or a renewal, including the impact of on-time renewals, support win-backs, and support conversions, which may vary by quarter, (2) the ramping of committed monthly payments under a subscription agreement over time, and (3) multiple other contractual factors with the customer including other elements sold with the subscription or support contract, and these elements can result in variability in disclosed ARR.

Constant Currency Change Metric
Year-over-year changes in revenue and bookings on a constant currency basis compare reported results excluding the effect of any hedging converted into U.S. dollars based on the corresponding prior year’s foreign currency exchange rates to reported results for the comparable prior year period.

Important Information about Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results and such items often recur. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.
Non-GAAP revenue, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items:
●
Fair value of acquired deferred revenue is a purchase accounting adjustment recorded to reduce acquired deferred revenue to the fair value of the remaining obligation, so our GAAP revenue for the one year period after an acquisition does not reflect the full amount of revenue that would have been reported if the acquired deferred revenue was not written down to fair value. We believe excluding these adjustments to revenue from these contracts (and associated costs in fair value adjustment to deferred services cost) is useful to investors as an additional means to assess revenue trends of our business.
●
Stock-based compensation is a non-cash expense relating to stock-based awards issued to executive officers, employees and outside directors, consisting of restricted stock, stock options and restricted stock units. We exclude this expense as it is a non-cash expense and we assess our internal operations excluding this expense and believe it facilitates comparisons to the performance of other companies in our industry.
●
Amortization of acquired intangible assets is a non-cash expense that is impacted by the timing and magnitude of our acquisitions. We believe the assessment of our operations excluding these costs is relevant to our assessment of internal operations and comparisons to the performance of other companies in our industry.
●
Acquisition-related charges included in general and administrative costs are direct costs of potential and completed acquisitions and expenses related to acquisition integration activities, including transaction fees, due diligence costs, severance and professional fees. In addition, subsequent adjustments to our initial estimated amount of contingent consideration associated with specific acquisitions are included within acquisition-related charges. These costs are not considered part of our normal operations as the occurrence and amount will vary depending on the timing and size of acquisitions.
●
U.S. pension plan termination-related costs include charges related to our plan that we began terminating in the second quarter of 2014. Costs associated with the termination are not considered part of our regular operations.
●
Legal settlement accrual is the amount accrued to settle our SEC and DOJ FCPA investigation in China, which was ultimately settled and paid in the second quarter of 2016 for $28.2 million. We view this as a non-ordinary course event and exclude it when reviewing our operating performance and believe it assists comparisons to the performance of other companies in our industry.
●
Restructuring charges include excess facility restructuring charges and severance costs resulting from reductions of personnel driven by modifications to our business strategy and not considered part of our normal operations. These costs may vary in size based on our restructuring plan.
●
Non-operating credit facility refinancing costs are non-operating charges we record as a result of the refinancing of our credit facility. We assess our internal operations excluding these costs and believe it facilitates comparisons to the performance of other companies in our industry.
●
Income tax adjustments include the tax impact of the items above and assumes that we are profitable on a non-GAAP basis in the U.S. and one foreign jurisdiction, and eliminates the effect of the valuation allowance recorded against our net deferred tax assets in those jurisdictions.  Additionally, we exclude other material tax items that we view as non-ordinary course.

PTC also provides information on “free cash flow” and “free cash flow return” to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases. Free-cash flow is net cash provided by (used in) operating activities less capital expenditures, and free-cash flow return is the value of shares repurchased divided by free cash flow. Free Cash Flow is not a measure of cash available for discretionary expenditures.
Forward-Looking Statements
Statements in this press release that are not historic facts, including statements about our fourth quarter and full fiscal 2016 targets and other future financial and growth expectations, and anticipated tax rates, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve or may deteriorate; customers may not purchase our solutions when or at the rates we expect; our businesses, including our Internet of Things (IoT) business, may not expand and/or generate the revenue we expect; foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense; the mix of revenue between license & subscription solutions, support and professional services could be different than we expect, which could impact our EPS results; our customers may purchase more of our solutions as subscriptions than we expect, which would adversely affect near-term revenue, operating margins, and EPS; customers may not purchase subscriptions at the rate we expect; sales of our solutions as subscriptions may not have the longer-term effect on revenue that we expect; our workforce realignment may not achieve the expense savings we expect and may adversely affect our operations; we may be unable to generate sufficient operating cash flow to return 40% of free cash flow to shareholders and other uses of cash or our credit facility limits could preclude share repurchases; and a significant portion of our cash is held overseas and could be subject to significant taxes if repatriated. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

PTC and the PTC logo are trademarks or registered trademarks of PTC Inc. or its subsidiaries in the United States and in other countries.

About PTC
PTC (NASDAQ: PTC) is a global provider of technology platforms and solutions that transform how companies create, operate, and service the “things” in the Internet of Things (IoT). The company’s next-generation ThingWorx® technology platform gives developers the tools they need to capture, analyze, and capitalize on the vast amounts of data being generated by smart, connected products and systems. The company’s field-proven solutions are deployed in more than 26,000 businesses worldwide to generate a product or service advantage. PTC’s award-winning CEO, considered an industry thought leader, co-authored the definitive guides to the impact of the IoT on business in the Harvard Business Review.

PTC Investor Relations Contacts
Tim Fox, 781-370-5961
tifox@ptc.com

Jason Howard, 781-370-5087
jahoward@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015

Revenue:
Subscription	$31,822	$17,155	$77,657	$47,143
Support	161,881	165,687	494,262	516,042
Total recurring software	193,703	182,842	571,919	563,185
Perpetual license	44,648	66,771	132,100	201,707
Total software	238,351	249,613	704,019	764,892
Professional services	50,301	53,500	148,277	177,782
Total revenue	288,652	303,113	852,296	942,674

Cost of revenue:
Cost of software revenue (1)	38,864	33,282	114,291	102,525
Cost of professional services revenue(1)	43,606	46,094	128,518	155,847
Total cost of revenue	82,470	79,376	242,809	258,372

Gross margin	206,182	223,737	609,487	684,302

Operating expenses:
Sales and marketing (1)	94,874	88,353	264,480	261,702
Research and development (1)	57,118	54,078	171,397	175,333
General and administrative (1)	35,485	46,201	107,968	113,725
Amortization of acquired intangible assets	8,294	9,105	25,040	27,691
Restructuring charges	2,815	4,393	44,541	42,625
Total operating expenses	198,586	202,130	613,426	621,076

Operating income (loss)	7,596	21,607	(3,939)	63,226
Other expense, net	(8,300)	(3,668)	(19,880)	(10,492)
Income (loss) before income taxes	(704)	17,939	(23,819)	52,734
Provision (benefit) for income taxes	(3,777)	504	2,173	(377)
Net income (loss)	$3,073	$17,435	$(25,992)	$53,111

Earnings (loss) per share:
Basic	$0.03	$0.15	$(0.23)	$0.46
Weighted average shares outstanding	114,795	114,764	114,499	115,021

Diluted	$0.03	$0.15	$(0.23)	$0.46
Weighted average shares outstanding	115,698	116,025	114,499	116,330

(1) The amounts in the tables above include stock-based compensation as follows:

	Three Months Ended		Nine Months Ended
	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015
Cost of software revenue	$1,158	$1,133	$4,163	$3,158
Cost of professional services revenue	1,342	1,317	4,072	4,510
Sales and marketing	3,195	4,075	11,254	10,821
Research and development	2,531	2,928	7,578	9,015
General and administrative	5,570	4,618	24,754	10,631
Total stock-based compensation	$13,796	$14,071	$51,821	$38,135

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015

GAAP revenue	$288,652	$303,113	$852,296	$942,674
Fair value adjustment of acquired deferred subscription revenue	746	352	1,711	1,624
Fair value adjustment of acquired deferred support revenue	-	125	-	855
Fair value adjustment of acquired deferred services revenue	277	309	873	844
Non-GAAP revenue	$289,675	$303,899	$854,880	$945,997

GAAP gross margin	$206,182	$223,737	$609,487	$684,302
Fair value adjustment of acquired deferred revenue	1,023	786	2,584	3,323
Fair value adjustment to deferred services cost	(121)	(135)	(378)	(392)
Stock-based compensation	2,500	2,450	8,235	7,668
Amortization of acquired intangible assets included in cost of software revenue	6,383	4,957	18,235	14,438
Non-GAAP gross margin	$215,967	$231,795	$638,163	$709,339

GAAP operating income (loss)	$7,596	$21,607	$(3,939)	$63,226
Fair value adjustment of acquired deferred revenue	1,023	786	2,584	3,323
Fair value adjustment to deferred services cost	(121)	(135)	(378)	(392)
Stock-based compensation	13,796	14,071	51,821	38,135
Amortization of acquired intangible assets included in cost of software revenue	6,383	4,957	18,235	14,438
Amortization of acquired intangible assets	8,294	9,105	25,040	27,691
Acquisition-related charges included in general and administrative costs	937	2,778	3,215	8,703
US pension plan termination-related costs	-	1,995	-	5,392
Legal settlement accrual	-	13,622	-	13,622
Restructuring charges	2,815	4,393	44,541	42,625
Non-GAAP operating income (2)	$40,723	$73,179	$141,119	$216,763

GAAP net income (loss)	$3,073	$17,435	$(25,992)	$53,111
Fair value adjustment of acquired deferred revenue	1,023	786	2,584	3,323
Fair value adjustment to deferred services cost	(121)	(135)	(378)	(392)
Stock-based compensation	13,796	14,071	51,821	38,135
Amortization of acquired intangible assets included in cost of software revenue	6,383	4,957	18,235	14,438
Amortization of acquired intangible assets	8,294	9,105	25,040	27,691
Acquisition-related charges included in general and administrative costs	937	2,778	3,215	8,703
US pension plan termination-related costs	-	1,995	-	5,392
Legal settlement accrual	-	13,622	-	13,622
Restructuring charges	2,815	4,393	44,541	42,625
Non-operating credit facility refinancing costs	-	-	2,359	-
Income tax adjustments (3)	(6,202)	(7,309)	(6,481)	(24,551)
Non-GAAP net income	$29,998	$61,698	$114,944	$182,097

GAAP diluted earnings (loss) per share	$0.03	$0.15	$(0.23)	$0.46
Fair value of acquired deferred revenue	0.01	0.01	0.02	0.03
Stock-based compensation	0.12	0.12	0.45	0.33
Amortization of acquired intangibles	0.13	0.12	0.38	0.36
Acquisition-related charges	0.01	0.02	0.03	0.07
US pension plan termination-related costs	-	0.02	-	0.05
Legal settlement accrual	-	0.12	-	0.12
Restructuring charges	0.02	0.04	0.39	0.37
Non-operating credit facility refinancing costs	-	-	0.02	-
Income tax adjustments	(0.05)	(0.06)	(0.06)	(0.21)
Non-GAAP diluted earnings per share	$0.26	$0.53	$1.00	$1.57

GAAP diluted weighted average shares outstanding	115,698	116,025	114,499	116,330
Dilutive effect of stock based compensation plans	-	-	807	-
Non-GAAP diluted weighted average shares outstanding	115,698	116,025	115,306	116,330

(2) Operating margin impact of non-GAAP adjustments:

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED) Cont'd.
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015
GAAP operating margin	2.6%	7.1%	-0.5%	6.7%
Fair value of acquired deferred revenue	0.4%	0.3%	0.3%	0.4%
Fair value adjustment to deferred services cost	0.0%	0.0%	0.0%	0.0%
Stock-based compensation	4.8%	4.6%	6.1%	4.0%
Amortization of acquired intangibles	5.1%	4.6%	5.1%	4.5%
Acquisition-related charges	0.3%	0.9%	0.4%	0.9%
US pension plan termination-related costs	0.0%	0.7%	0.0%	0.6%
Legal settlement accrual	0.0%	4.5%	0.0%	1.4%
Restructuring charges	1.0%	1.4%	5.2%	4.5%
Non-GAAP operating margin	14.1%	24.1%	16.5%	22.9%

(3) We have recorded a full valuation allowance against our U.S. net deferred tax assets and a valuation allowance against net deferred tax assets in certain foreign jurisdictions. As we are profitable on a non-GAAP basis, the 2016 and 2015 non-GAAP tax provisions are being calculated assuming there is no valuation allowance. Income tax adjustments for the three and nine months ended July 4, 2015 reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. However, for the nine months ended July 2, 2016, because of low expected full year GAAP earnings combined with the relatively large year-to-date GAAP loss, the non-GAAP provision for the third quarter and first nine months of 2016 calculated based on our historical methodology is not reflective of our full year expected non-GAAP tax rate. As a result, in the second quarter we changed our methodology for calculating our non-GAAP tax provision. For the nine months ended July 2, 2016, our non-GAAP tax provision is based on our annual expected non-GAAP tax rate applied to our year-to-date non-GAAP earnings.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 2	September 30,
	2016	2015

ASSETS

Cash and cash equivalents (4)	$294,626	$273,417
Marketable securities (4)	44,606	-
Accounts receivable, net	151,718	197,275
Property and equipment, net	62,909	65,162
Goodwill and acquired intangible assets, net	1,493,042	1,360,342
Other assets	292,245	313,717

Total assets	$2,339,146	$2,209,913

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$425,432	$386,850
Debt	778,125	668,125
Other liabilities	272,928	294,767
Stockholders' equity	862,661	860,171

Total liabilities and stockholders' equity	$2,339,146	$2,209,913

(4)  In the third quarter of 2016, we began a fixed income investment plan for a portion of our offshore cash. In connection with the plan, we invested $50 million in investment grade securities with a weighted average maturity of less than 18 months.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Nine Months Ended
	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015

Cash flows from operating activities:
Net income (loss)	$3,073	$17,435	$(25,992)	$53,111
Stock-based compensation	13,796	14,071	51,821	38,135
Depreciation and amortization	21,817	21,250	64,721	63,455
Accounts receivable	(5,118)	22,195	58,499	44,906
Accounts payable and accruals	7,831	7,169	(9,861)	(10,029)
Deferred revenue	20,573	19,193	44,592	51,393
Income taxes	(8,644)	(9,043)	(17,470)	(25,608)
Excess tax benefits from stock-based awards	(38)	234	(94)	71
Other	6,167	(5,665)	3,380	(22,971)
Net cash provided by operating activities (5)	59,457	86,839	169,596	192,463

Capital expenditures	(7,766)	(6,530)	(16,632)	(20,637)
Acquisitions of businesses, net of cash acquired (6)	-	(98,591)	(164,191)	(98,411)
Proceeds (payments) on debt, net	(60,000)	93,750	110,000	12,500
Proceeds from issuance of common stock	18	32	19	38
Payments of withholding taxes in connection with
vesting of stock-based awards	(5,165)	(7,253)	(20,636)	(29,117)
Repurchases of common stock	-	(49,962)	-	(49,962)
Excess tax benefits from stock-based awards	38	(234)	94	(71)
Purchase of investments	(44,605)	(10,000)	(44,605)	(11,000)
Contingent consideration	(9,371)	-	(10,621)	-
Other financing & investing activities	(5,709)	-	(6,759)	-
Foreign exchange impact on cash	(727)	(806)	4,944	(14,397)

Net change in cash and cash equivalents	(73,830)	7,245	21,209	(18,594)
Cash and cash equivalents, beginning of period	368,456	267,815	273,417	293,654
Cash and cash equivalents, end of period	$294,626	$275,060	$294,626	$275,060

(5)
The nine months ended July 2, 2016 include a $28 million legal settlement payment. The three and nine months ended July 2, 2016 include $8 million and $50 million in restructuring payments, respectively. The three and nine months ended July 4, 2015 include $25 million and $48 million in restructuring payments, respectively. The three and nine months ended July 4, 2015 includes $5 million and $20 million of voluntary contribution funding payments to a non-U.S. pension plan, respectively.

(6)
We aquired Kepware, Inc. on January 11, 2016 for $99 million (net of cash acquired) and Vuforia on November 3, 2015 for $65 million (net of cash acquired). We acquired ColdLight on May 7, 2015 for $99 million (net of cash acquired).